Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-88442, 333-32869, 33-46735 and 33-46734 of Terra Industries Inc. and subsidiaries on Forms S-8 and Registration Statements Nos. 333-68766, 333-119756, 333-1211835, 333-121837 and 333-123403 of Terra Industries Inc. and subsidiaries on Forms S-3 of our reports dated March 8, 2006, relating to the financial statements and financial statement schedule of Terra Industries Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Terra Industries Inc. and subsidiaries.
DELOITTE & TOUCHE LLP
Omaha, Nebraska
March 8, 2006